Exhibit 99.1

[FHLBank Atlanta logo]

FOR IMMEDIATE RELEASE

CONTACT: Christopher McEntee

Federal Home Loan Bank of Atlanta

cmcentee@fhlbatl.com

(404) 888-8158

Federal Home Loan Bank of Atlanta Announces First Quarter 2010 Operating Highlights

ATLANTA, April 29, 2010 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the quarter ended March 31, 2010. The Bank will announce full first quarter 2010 unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about May 13, 2010.

The Bank reported net income of approximately $48 million for the first quarter of 2010, an increase of approximately $50 million from a net loss of approximately $2 million for the first quarter of 2009. The increase in net income was due primarily to a $43 million reduction in credit-related other-than-temporary impairment (OTTI) losses recognized in earnings during the first quarter of 2010 compared to the first quarter of 2009.

For the first quarter of 2010, the Bank recognized total OTTI losses of approximately $64 million related to its private-label MBS investment portfolio. The credit related portion of $46 million of these OTTI losses is recognized in the Bank’s earnings. The noncredit portion of approximately $18 million of the OTTI losses is recorded as a component of other comprehensive loss.

“This quarter’s performance reflects improvements in the financial markets,” said Jill Spencer, the Bank’s Interim President and Chief Executive Officer. “Our strong capital ratios and retained earnings will help ensure sound operations and provide a solid foundation as the economy continues to recover.”

As of March 31, 2010, the Bank had total assets of approximately $146 billion, a decrease of approximately $5 billion from Dec. 31, 2009. This decrease was due primarily to a reduction in member advances.

The Bank’s retained earnings balance was approximately $916 million as of March 31, 2010, an increase of approximately $43 million, or 5 percent, from Dec. 31, 2009. Capital Stock declined from $8.1 billion to $7.9 billion as a result of certain members becoming non-members and the associated stock being classified as mandatorily redeemable capital stock (a liability). On March 25, 2010 the Bank’s board of directors declared a cash dividend for the fourth quarter of 2009 at an annualized dividend rate of 0.27 percent. The Bank’s board of directors has not yet made a dividend determination for the first quarter of 2010. Additionally, the Bank will continue to evaluate on a quarterly basis whether to repurchase excess capital stock.

The Bank’s first quarter 2010 performance resulted in an annualized return on equity (ROE) of 2.36 percent as compared to a negative 0.08 percent for the first quarter of 2009. This increase in ROE is due primarily to an increase in net income during the first quarter of 2010 compared to the first quarter of 2009. The ROE spread to average three-month LIBOR increased between the periods, equaling approximately 2.10 percent for the first quarter of 2010 as compared to a negative 1.32 percent for the first quarter of 2009. The increase in this spread was due primarily to an increase in ROE and a decrease in LIBOR.

Federal Home Loan Bank of Atlanta

Financial Highlights

(Unaudited)

(Dollars in millions)

Statements of Condition	March 31, 2010	Dec. 31, 2009
Investments	$37,337	$32,940
Advances, net	105,474	114,580
Mortgage loans held for portfolio, net	2,418	2,522
Total assets	146,281	151,311
Consolidated obligations, net	133,270	138,577
Total capital stock	7,852	8,124
Retained earnings	916	873
Accumulated other comprehensive loss	(669)	(744)
Total capital	8,099	8,253
Capital-to-assets ratio (GAAP)	5.54%	5.45%
Capital-to-assets ratio (Regulatory)	6.32%	6.07%

Operating Results and Performance Ratios	Three Months Ended March 31,
	2010	2009
Net interest income	$153	$35
Net impairment losses recognized in earnings	(46)	(89)
Other (loss) income	(13)	79
Total other expense	29	27
Total assessments	17	—
Net income (loss)	48	(2)
Return on average assets	0.13%	0.00%
Return on average equity	2.36%	(0.08)%

Additional financial information concerning the Bank’s results of operations for the most recently completed quarter will be available in the Bank’s Form 10-Q scheduled to be filed on or about May 13, 2010 with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help approximately 1,200 member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank’s members—its shareholders and customers—are commercial banks, credit unions, savings institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $3.6 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

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